                                                                    EXHIBIT 11.1

                           AMERICA SERVICE GROUP INC.

                                    NINE MONTHS ENDED SEPTEMBER 30,  QUARTER ENDED SEPTEMBER 30,

                                          1997          1996            1997          1996
                                       ----------    -----------     ----------   -----------
Net income (loss) attributable to
   common shares                       $1,574,000    ($3,617,000)    $  577,000    $1,262,000
                                       ==========    ===========     ==========    ==========





Weighted average shares outstanding     3,484,000      3,128,000      3,519,000     3,282,000

Common stock equivalents                  133,000           --          202,000       235,000
                                       ----------    -----------     ----------    ----------

Total weighted average common and
   common equivalent shares             3,617,000      3,128,000      3,721,000     3,517,000
                                       ==========    ===========     ==========    ==========

Net income (loss) per common and
   common and equivalent share         $      .44    ($     1.16)    $     0.16    $     0.36
                                       ==========    ===========     ==========    ==========

